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Exhibit 99.2


                    ECOM CORPORATION DISCLOSES DETAILS OF ITS
             ASSET ACQUISITION OF THE NEW YORK BAKING COMPANY, INC.

      New York, NY
      May 29, 2002


This transaction creates a vehicle for our future growth. It also sets the stage for our expansion into the retail marketplace and beyond the geographic borders of the New York Tri-State area. For over 100 years "Fink" means good bread.

Established in 1888, Fink Baking is known in the New York City market as the dominant manufacturer and distributor of white bread, whole wheat bread, hamburger and hot dog buns. Our hallmark product is white bread packaged in wax paper for use in the food service industry. Our customers include the NYC Board of Education, NYC Health and Hospitals Corporation, hundreds of hospitals and nursing homes, stadiums and arenas and thousands of small restaurants and coffee shops throughout New York City and Long Island. Our distribution fleet of over 100 bread trucks is the largest of any bakeries serving the food service industry in the region. The New York Baking Co. d/b/a will continue production and distribution operations at its 155,000 square foot facility in Long Island City, New York.

"In 2001, the Company enjoyed net sales of over $40,000,000 and we expect that figure to increase significantly in 2002," said Sal Liga, New York Baking's President and CEO. "We expect to achieve aggressive growth through a series of acquisitions, the introduction of new products such a croissants, licensing agreements, expansion into New England and the entrance into the retail marketplace," Liga continued.

Statements about the Company's future expectations and all other future statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1933, Section 21E, of the Securities Exchange Act of 1934 and as the term is defined in the Private Litigation Reform Act of 1995.

The Company intends that such "forward-looking statements" be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at anytime, the Company's actual results may differ materially from expected results.

CONTACT:    eCom Corp.
            Investor relations, 435-655-8769